Exhibit 10.4

Dear Phil,

Blue Bird is pleased to confirm our offer of employment as outlined below.

Your Position

Upon Board approval, you will be appointed Interim Chief Financial Officer (CFO) with an effective date of June 1, 2021 reporting to Phil Horlock, President and Chief Executive Officer. Following the appointment of a CFO, you will transition to Senior Advisor through December 31, 2021.

Salary

Your annual salary will be $450,000, payable on the 10th and 25th of each month.

Bonus

You will be eligible to participate in the annual Blue Bird Management Incentive Bonus Plan (“MIP”) with a target of 75% of your base salary. Funding of the MIP is based on achievement of financial metrics approved by the Compensation Committee. The Compensation Committee has discretion to substantially increase the payout of the MIP bonus if the Company’s performance exceeds the target financial metrics. For the current fiscal year, you will be eligible to participate in the MIP on a pro rata basis based on your start date.

Withholding

All pay, incentives and other compensation shall be subject to applicable withholdings for federal, state and local taxes and shall be payable in accordance with State and Federal law and the Company’s regular payroll policies.

Your Benefits

While employed by the Company, you may be entitled to participate in certain benefit plans. Benefits details and eligibility requirements are available in Human Resources. Employees are eligible for benefits after 90 days of continuous service as of their date of hire.
•Medical benefits through Trustmark
•Pharmacy benefits administered by CVS/Caremark
•Optional Dental coverage is offered through Delta Dental
•Optional vision coverage is offered by Blue Cross Blue Shield
•Flexible Spending Accounts and Dependent Care options
•Life insurance and AD&D are administered by MetLife
•The Blue Bird 401(k) Plan is administered by Empower Retirement

To ensure that there is no coverage gap in your group medical insurance, Blue Bird will provide reimbursement for your COBRA coverage, net of your normal monthly contribution, until you become eligible for coverage under Blue Bird’s plans.

Expense Reimbursement

You shall be entitled to receive reimbursement for all appropriate traveling, lodging and other business expenses incurred by you in connection with your duties under this Agreement, in accordance with the policies of the Company in effect from time to time.

Amendment or Termination of Plans or Practices

The Company continues to reserve the right to modify, amend or terminate any of the employee benefit plans or practices described in these materials. In all cases, the plan rules are the exclusive source for determining rights and benefits under a benefit or compensation plan and those plans shall govern if there is conflict with these materials.

Exhibit 10.4

E-Verify

As a federal contractor, we are required to verify the eligibility of all new hires to the Department of Homeland Security utilizing the E-Verify website. As such, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days from your date of hire, or our employment relationship with you may be terminated. If you are unsure what documents are acceptable, please contact me prior to your start date for the current list.

As a condition of your employment, you are also required to sign and return the following documents prior to your first day of employment:

•Employment Agreement
•Non-Disclosure Agreement
•Relocation Agreement

We look forward to welcoming you at Blue Bird. To accept our offer, please email a signed copy of this letter to felix.lin@blue-bird.com.

Sincerely,

Felix Lin
Vice President – HR and External Affairs
Blue Bird Corporation

/s/ Phillip Tighe	May 20, 2021
Phillip Tighe	Date